UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2014

Starwood Hotels & Resorts Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-7959	52-1193298
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One StarPoint, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 964-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 21, 2014, Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) declared a regular quarterly dividend of $0.35 per share. The first regular quarterly dividend will be paid on March 28, 2014 to stockholders of record on March 11, 2014. In addition, Starwood has realized approximately $500 million in net cash after capital expenditures from the recently completed St. Regis Bal Harbour residential project and sale of the hotel. The Company intends to return this cash to shareholders in the form of special dividends to be paid out quarterly over the next four quarters. The first special dividend of $0.65 per share will also be paid on March 28, 2014 to stockholders of record on March 11, 2014. It is the Company’s intent to continue to return cash to shareholders through regular dividends, stock buybacks and special dividends contingent on business conditions, asset sales and other factors. The press release is attached as Exhibit 99.1 and incorporated herein by reference.

Cautionary Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Important factors that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements are disclosed in the “Risk Factors” contained in the Company’s 2013 Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

99.1	Press release dated February 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starwood Hotels & Resorts Worldwide, Inc.

By:	/s/ Jason F. Cohen
Name: Jason F. Cohen
Title: Senior Vice President - Legal

Date: February 21, 2014

Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 21, 2014.